Filed Pursuant to Rule 433

Registration Statement No. 333-218460-01

Relating to Preliminary Prospectus Supplement dated May 1, 2020 and

Prospectus dated June 2, 2017

Boston Properties Limited Partnership

$1,250,000,000 3.250% Senior Notes due 2031

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Principal Amount:	$1,250,000,000

Maturity:	January 30, 2031

Coupon (Interest Rate):	3.250%

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-04 / 0.642%

Spread to Benchmark Treasury:	2.625% (T + 262.5 basis points)

Yield to Maturity:	3.267%

Expected Ratings* (Moody’s / Standard & Poor’s):	Baa1 / A-

Interest Payment Dates:	January 30 and July 30, commencing July 30, 2020 (short first coupon)

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before three months prior to January 30, 2031 based on U.S. Treasury plus 40 basis points, or at par thereafter

Initial Price to Public:	99.850% of the principal amount

Trade Date:	May 1, 2020

Settlement Date:	T+2; May 5, 2020

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R BD5 / US10112RBD52

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Jefferies LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Fifth Third Securities, Inc. Mizuho Securities USA LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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